EXHIBIT 99.1

Repros Reports Issuance of Two Additional U.S. Androxal(R) Patents

  Both patents cover the significant co-morbidity associated with low T and Type 2 diabetes
  US patents 8,372,887 and 8,377,991 will expire in 2028 and 2031, respectively

THE WOODLANDS, Texas, April 10, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) announced two patents representing potentially large commercial indications for its drug Androxal have been issued. The two patents deal with the metabolic consequences of low testosterone and the positive outcomes associated with restoration of testicular function exhibited by Androxal. The 8,377,991 patent specifically covers treatment of Type 2 diabetes, an area of high unmet medical need. The 991 issuance and patent life should have a positive impact on Androxal's long-term commercial potential.

The 991 patent is based on Repros' original findings from the Phase 2 study ZA-202. In study ZA-202, Repros investigated the potential of Androxal to improve glycemic control in Type 2 diabetic men currently being treated with oral hypoglycemic agents for their condition. That trial showed statistically significant improvement in HbA1c and insulin, as well as HOMA-IR compared to placebo in men < 55 years of age in the 3 month study. While the Company has an active IND open with the Division of Endocrine and Metabolic Products at the FDA, Repros has been focusing its efforts on the urological application of Androxal as well as the Proellex woman's health program for uterine fibroids and endometriosis.

Joseph S. Podolski, President and CEO of Repros commented, "The co-morbidity of Type 2 diabetes, low T and obesity is undeniable. The fact that several hormone replacement therapies have failed to show an impact on glycemic control, underscores the potential of Androxal. This restoration of organ function is a unique feature of Androxal compared to the approved hormone replacement therapies." He further noted, "Today the Endocrine Society recommends that physicians assess testosterone levels in men suspected to be Type 2 diabetic or pre-diabetic. Androxal offers a rational approach to treat the hypogonadal diabetic male. Endocrinologists represent a special population of readily reached physicians that may be the first adopters of Androxal in the treatment of hypogonadism."

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations: Thomas Hoffmann
         The Trout Group
         (646) 378-2931